UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 19, 2006
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835

(Commission File Number)	(I.R.S. Employer Identification No.)

5100 Tennyson Parkway
Suite 3000
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(972) 673-2000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7—Regulation FD
Item 7.01 Regulation FD Disclosure.
On April 19, 2006, the Denbury Resources Inc. filed a Registration Statement on Form S-3 that contained the following disclosures regarding preliminary estimates of selected available operational and financial information for the quarter ended March 31, 2006, that were previously non-public information:
Based on preliminary estimates, the Company’s production for the first quarter of 2006 is expected to be between 35,000 to 36,000 BOE/d. Production by area is expected to be approximately 12,400 BOE/d from the non-CO2 floods in Mississippi, 9,750 BOE/d from CO2 floods, 8,350 BOE/d from Louisiana, 4,000 BOE/d from the Barnett Shale, and approximately 1,000 BOE/d from Alabama, in each case plus or minus up to 250 BOE/d. First quarter preliminary estimates include two months of production from the three properties acquired in late January 2006, production from which is estimated to contribute approximately 1,400 BOE/d to estimated total first quarter production.
Each fiscal quarter we charge to earnings any changes in the fair value of our derivative contracts. We preliminarily estimate that this non-cash charge for the first quarter of 2006 will be approximately $10.9 million; for the quarter we also will record for the first time a non-cash charge to earnings estimated to be up to $3.0 million to reflect the adoption on January 1, 2006 of SFAS No. 123(R) related to compensation expense for share-based compensation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: April 19, 2006	By:	/s/ Phil Rykhoek
Phil Rykhoek
Senior Vice President & Chief Financial Officer